Ralph W. Bradshaw
One West Pack Square, Suite 750, Asheville, NC  28801
828-255-4833   Fax: 828-210-8183

April 27, 2001

Dear Fellow Stockholders of Excelsior Income Shares, Inc.:


The Officers and Directors of our Fund continue to spend an inordinate amount of our Fund's money on compensation to officers and to inundate us shareholders with phone calls and mailings that confuse and distort the issues. All this effort and shareholder expense just to keep the shareholders from having the opportunity for positive change and improvement in their investment. Why should Fund management allow change to a comfortable status quo when it can just spend more and more shareholder money to stop it? LET ME ASSURE YOU AGAIN THAT MY MOTIVATION FOR THIS PROXY CONTEST IS SIMPLE AND STRAIGHTFORWARD - TO MAXIMIZE THE VALUE OF YOUR INVESTMENT IN THE FUND.


WHAT'S WRONG WITH THIS PICTURE?  (WHY AN APPLE IS NOT AN ORANGE)

I have previously expressed my concern that our Fund has usually languished at a persistent double-digit discount to Net Asset Value per share ("NAV"), and typically has a yield at or near the bottom of its peer group of closed-end funds. I am sorry to report that the Wall Street Journal's closed-end fund recap continues to confirm this sad but true fact. Their most recent information available shows our Fund with not only the highest discount to NAV, but also the lowest yield in its category.

In their mailings to you, the Fund has made what they know to be misleading comparisons between this bond fund (i.e. apple) and several equity funds (i.e. oranges) that my nominees and I have been involved with. Here is some of what they failed to tell you. Unlike Excelsior Income Shares, Inc. ("EIS"), most bond funds typically trade at a discount to NAV in the low single digits. Most equity funds, on the other hand, have usually traded at a double-digit discount
- in part a reflection of the very different nature of their underlying investment portfolios. I have in fact been involved on the Boards of several equity closed-end funds, and attention to fund discounts and shareholder value have been on-going priorities of mine and my fellow Directors. Allow me to use as an example the Clemente Strategic Value Fund, Inc. ("CLM"), for which I have been a Director since 1998. The mailing sent to you by EIS Fund management chose only to depict a period of historically poor performance for equities and good performance for bonds, a misleading distortion of the worst kind. What if one takes a more appropriate longer-term view? CLM delivered an average annual total investment return to its shareholders for years 1998 through 2000 of over 16%, even though this period includes one of the worst years ever for equities, while reducing the ending discount during this period to only 6.4%. What about your investment in EIS? Total return to EIS shareholders for 1998 through 2000 averaged a woeful 5.4%, with an ending discount level of 13.2% for these three years, unusually high for a bond fund. Quite a different picture indeed!


HELP MAKE YOUR INVESTMENT WORK HARDER FOR YOU

My fellow nominees and I would very much appreciate your vote to elect us as directors in this year's annual meeting, WHICH HAS BEEN ADJOURNED. We are committed to enhancing the value of your investment in this Fund.


Specifically, we see two primary ways to materially improve the value of our common investment in the Fund:

1) The distributions from the Fund need to be increased; and,
2) The discount at which the Fund's shares trade in the market needs to be reduced.

If we are elected as directors, we will propose the following, subject to shareholder approval:

First, we will increase the yearly distribution to $1.85 per share. This represents an approximate yield of 11% based on the current market price of the shares. To the extent that this distribution exceeds the income earned by the portfolio, the balance will be either long-term capital gain, which is taxed at a reduced rate, or a tax-free return of capital. Shareholders will have the option to have all or part of their distribution reinvested in additional shares of the Fund. In this way, shareholders will have more choice and flexibility in balancing the size of their distributions and the amount of their remaining investment in the Fund.


Second, we will have the Fund buy-back shares in the open market when those shares are selling at more than a nominal discount. The gains to the Fund realized by retiring shares at a discount will be returned to the shareholders in the form of an increase in the NAV of the remaining shares.

While we expect to take other additional steps to increase the value of the Fund's shares, we believe the above actions will enhance the attractiveness of the shares to investors and are also likely to materially reduce or eliminate the Fund's discount in the marketplace.


TIME IS SHORT AND YOUR VOTE IS IMPORTANT!

To enable us to vote your shares on these issues, PLEASE MARK, SIGN, and DATE AND RETURN THE ENCLOSED [GREEN] PROXY CARD IN THE POSTAGE PAID
ENVELOPE THAT HAS BEEN PROVIDED.
You may vote on all proposals contained in the Fund's [WHITE] proxy card by using the enclosed [GREEN] proxy card. Instructions for executing the [GREEN] proxy card follow below.

If you have already returned the [WHITE] proxy card sent to you by the Fund, you may revoke that proxy and vote for our nominees and proposals by marking, signing, dating and mailing a later dated [GREEN] proxy card.

AFTER SUBMITTING A [GREEN] PROXY CARD, PLEASE DO NOT RETURN A [WHITE] PROXY CARD (EVEN IF YOU ARE VOTING AGAINST THE NOMINEES NAMED IN THE FUND'S PROXY STATEMENT). DOING SO WILL REVOKE YOUR [GREEN] PROXY CARD.

Thank you for taking an active role in improving your investment in the Fund.

If you have any questions, please call me at (828) 255-4833.


Sincerely yours,



Ralph W. Bradshaw